Exhibit 10.1

January 13, 2014

Rajesh (Raj) Asarpota

7056 Heron Circle

Carlsbad, CA 92011

Re:	Offer of Employment

Dear Rajesh:

Questcor is pleased to extend an offer of employment to you for the position of Senior Vice President, Chief Financial Officer and Principal Accounting Officer with a hire date of February 17, 2014. You will report to Don Bailey, President and CEO. You will work out of the Anaheim office.

You will receive a gross salary of $16,666.66 on a semi-monthly basis which equates to $400,000 on annualized basis. In 2014, you will be eligible for an incentive bonus which will be initially targeted at 50% of earned base compensation, but ultimately could be greater or less than such amount. The actual amount of any bonus will be based on your performance and will be subject to the Company’s incentive compensation program as approved by the Board of Directors of the Company. Questcor will provide you with an indemnification agreement equivalent to that provided to other senior management. A Severance Agreement regarding change of control and severance issues will be provided to you under separate cover.

You will be eligible to participate in the Company’s group health insurance on your date of hire. In addition, you are eligible to participate in Questcor’s Exec-u-care benefits reimbursement plan. You will also be eligible to participate in the Company’s 401(k) savings plan with matching program and Employee Stock Purchase Plan. You will accrue paid vacation and receive paid Company holidays and other benefits as set forth in the Company’s Employee Handbook.

We will recommend that the Company’s Board of Directors or Compensation Committee approve a grant to you of 20,000 shares of the Company’s Common Stock (the “Restricted Stock”), subject to certain restrictions set forth in the Company’s Restricted Stock Award Agreement and pursuant to the terms of the Company’s 2006 Equity Incentive Award Plan (the “2006 Plan”). The Restricted Stock will vest at the rate of twenty-five percent (25%) at the end of the first anniversary of your date of hire or in the event of a leave of absence after you have provided one year of actual service to the Company. An additional 1/4th of the shares will vest each year thereafter for the following three years, so long as you remain actively employed by the Company. However, as stated above, the grant of such Restricted Stock is (a) subject to the Board’s or Compensation Committee’s approval, and (b) if approved, is not a guarantee of continued employment for any specific period of time. The details on the 2006 Plan and a copy of the Restricted Stock Award will be provided to you shortly after approval of such grant by the Company’s Board of Directors or Compensation Committee.

Your position is a full time position. Accordingly, you will be expected to devote 100% of your working time, effort and abilities to the performance of your duties in this position. During your employment, you also agree to comply with the Company’s rules, policies and current procedures, including those currently set forth in the Employee Handbook, as well as those which may be implemented in the future. You agree to abide by the Company’s policies and procedures, including those set forth in the Employee Handbook. You will be required to sign an Acknowledgement of Receipt for this Handbook.

As an employee, you will have access to certain confidential, proprietary information and trade secrets of the Company, and you may, during the course of your employment, develop certain information or inventions which will be the

Questcor Pharmaceuticals, Inc. 26118 Research Road Hayward, CA 94545 Tel 510.400.0700 Fax 510.400.0765

property of the Company. At all times during your employment, you will also be expected and hereby agree to dedicate your undivided loyalty to the Company and to refrain from engaging in any other employment or outside business activity which may present a potential or actual conflict of interest without first obtaining the Company’s prior written approval. Consistent with the above, you will need to sign the Company’s Proprietary Information and Inventions Agreement as a condition of your employment. We also wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential, proprietary information, documents or trade secrets of any former employer or violate any obligations you may have to any former employer. You hereby represent that your commencement of employment with the Company will not violate any agreement currently in place between yourself and any other employer.

The Company is an at-will employer and does not guarantee employment for any specific period of time. Accordingly, notwithstanding any other language in this offer letter, either you or the Company may terminate the employment relationship at any time with or without cause and with or without advance notice. The Company also has the right to change the terms and conditions of your employment at any time and with or without cause or advance notice, including but not limited to promotion, transfer, compensation, benefits, duties, work location, etc. Your eligibility for or participation in any benefit program or stock option plan is not in any way a guarantee of continued employment for any specific period of time. Your at will employment status will continue at all times throughout your employment and cannot be changed by any express or implied agreement based on any representations or actions by any other employee, supervisor, manager or director of the Company. Rather, the employment at will relationship may only be changed by a written agreement signed by both you and the Company’s Chief Executive Officer.

No later than the first day of employment with the Company, you will be required to provide proof of your identity and authorization to work in the United States and to complete an I-9 Form as required by federal immigration laws. This offer letter, along with the Company’s Proprietary Information and Inventions Agreement and Company Employee Handbook, set forth the entire agreement between you and the Company and supersede all prior and contemporaneous agreements, representations, negotiations and understandings between you and the Company whether written or oral.

This offer will remain open until Friday, January 17, 2014. If you decide to accept this offer based on the terms and conditions set forth above, and we hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me at my confidential fax number of 714.786.4229. If you have any questions, please call me at 714.786.4210

Sincerely,

Don Bailey

President and Chief Executive Officer

I hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Date	Signature

Employee Name (Printed)

Questcor Pharmaceuticals, Inc. 26118 Research Road Hayward, CA 94545 Tel 510.400.0700 Fax 510.400.0765